UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 21, 2014

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Suite 100, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Subsequent to Gregory J. Osborne’s appointment as Chief Executive Officer on May 14, 2014, the Company negotiated an employment agreement with Mr. Osborne that was approved by the compensation committee of the board of directors on July 18, 2014 and executed by Mr. Osborne and the Company on July 21, 2014.

Mr. Osborne will receive an initial annual base salary of $275,000 and will receive an annual bonus based on performance as determined by the board of directors. The Company and Mr. Osborne also entered into a restricted stock award agreement. Mr. Osborne received 5,000 shares of the Company’s common stock which will vest annually, commencing on July 21, 2015, in one-third increments, subject to accelerated vesting in some instances and forfeiture if his employment is terminated for Cause (as defined in the employment agreement).

During the employment period, Mr. Osborne will be eligible to (i) receive grants of stock options under the Company’s plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to employees and/or senior executive officers of the Company, (iii) receive a Company provided automobile and reimbursement for reasonably incurred expenses for gas, insurance premiums, and maintenance related to the automobile, (iv) receive fringe benefits in accordance with the policies of the Company, and four weeks of paid vacation in each calendar year, and (iv) reimbursement for business related expenses incurred by Mr. Osborne in the performance of his duties.

Mr. Osborne’s role as Chief Executive Officer commenced on May 14, 2014 and may be terminated at any time by the Company, with or without Cause, and by Mr. Osborne at any time upon advance written notice to the Company. The employment relationship will be automatically severed in the case of Mr. Osborne’s death or disability.

Under the agreement, if the employment relationship is terminated by the Company for Cause or by Mr. Osborne without Good Reason (as defined in the employment agreement), no severance compensation will be due to Mr. Osborne. If, however, the Company terminates Mr. Osborne without Cause or Mr. Osborne resigns with Good Reason, Mr. Osborne will be entitled to severance compensation (i) in an amount equal to two times his annual base salary in effect at the time and (ii) a cash lump sum payment equal to the pro-rated portion of his annual performance-based bonus in effect at the time. Mr. Osborne is entitled to severance compensation for additional termination events as defined in the employment agreement.

Under the agreement, Mr. Osborne is also (i) prohibited from disclosing the Company’s confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with the Company, and (iii) during the term of the agreement and for a period of two years following the termination of employment with the Company, prohibited from (a) competing with the Company and (b)

soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of the Company.

The foregoing descriptions of Mr. Osborne’s employment agreement and restricted stock award agreement are not complete and are qualified in their entirety by reference to the full and complete terms of the agreements which are attached as Exhibit 10.1 and Exhibit 10.2 to this report and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated July 21, 2014, between Gas Natural Inc. and Gregory J. Osborne.

10.2	Restricted Stock Agreement dated July 21, 2014, between Gas Natural Inc. and Gregory J. Osborne.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ James E. Sprague
Name:	James E. Sprague
Title:	Chief Financial Officer

Dated: July 23, 2014